PROSPECTUS	Pricing Supplement Nos. 3620 and 3622
Dated September 5, 2000	Dated January 23, 2001
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated September 7, 2000	No. 333-40880

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)

Trade Date: Tranche A: January 22, 2001

Tranche B: January 23, 2001

Settlement Date (Original Issue Date): January 25, 2001

Maturity Date: January 15, 2003

Principal Amount (in Specified Currency): Tranche A: USD 750,000,000

Tranche B: USD 250,000,000

Price to Public (Issue Price): Tranche A: 99.946%

Tranche B: 99.789%

Agent's Discount or Commission: 0.20%

Net Proceeds to Issuer: Tranche A: USD$ 748,095,000

Tranche B: USD$ 248,972,500

Interest Rate Per Annum: 5.3750%

Interest Payment Date(s):

July 15 and January 15 of each year commencing July 15, 2001 (for the period from and including January 25, 2001 to but excluding July 15, 2001, each period from and including an Interest Payment Date or the Original Issue Date as the case may be, to but excluding the next succeeding Interest Payment date is referred to herein as an "Interest Period").

Form of Notes:

X DTC registered ___ non-DTC registered

CUSIP Number: 36962GWA8

ISIN Number: US36962GWA83

Common Code: 12388322

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Fixed Rate)
Page 2
Pricing Supplement No.'s 3620 and 3622
Dated January 23, 2001
Rule 424(b)(3)-Registration Statement
No.333-40880

Repayment, Redemption and Acceleration

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Optional Repayment Date: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Reopening of Issue:

Additional notes may be issued with the same terms as these Notes. After such additional notes are issued, they will be fungible with these Notes. See "Description of Notes - Reopening of Issue" as described in the Prospectus Supplement dated September 7, 2000.

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Additional Terms

Interest.

Accrued interest on the Notes for each Interest Period shall be calculated and paid on the basis of a year of 360 days consisting of twelve 30-day months. As a result, the amount payable on each Interest Payment Date will remain constant irrespective of the actual number of days that have elapsed since the preceding Interest Payment Date.

(Fixed Rate)
Page3
Pricing Supplement No.'s 3620 and 3622
Dated January 23, 2001
Rule 424(b)(3)-Registration Statement
No.333-40880

Additional Information:

General.

At September 30, 2000, the Company had outstanding indebtedness totaling $189.922 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2000 excluding subordinated notes payable after one year was equal to $189.224 billion.

Consolidated Ratio of Earning to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
			Year Ended December 31,		Nine Months ended September 30, 2000
1995	1996	1997	1998	1999
1.51	1.53	1.48	1.50	1.60	1.64

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Tranche A and Tranche B Notes are being purchased by the following financial institutions (collectively, the "Underwriters"), in the respective amounts set forth below, as principal, at a price of 99.946% and 99.789, respectively, of the aggregate principal amount less an underwriting discount equal to 0.20% of the principal amount of the Notes.
	Tranche A	Tranche B
Underwriters	Commitment	Commitment
Salomon Smith Barney Inc.	$360,000,000	$120,000,000
Lehman Brothers Inc	$360,000,000	$120,000,000
ABN AMRO Incorporated	$7,500,000	$2,500,000
Banc One Capital Markets, Inc.	$7,500,000	$2,500,000
Chase Securities Inc.	$7,500,000	$2,500,000
Ormes Capital Markets, Inc.	$7,500,000	$2,500,000
Total	$750,000,000	$250,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.